Exhibit 5.2

September 23, 2015

St. Jude Medical, Inc.

One St. Jude Medical Drive

St. Paul, Minnesota 55117

Re:            St. Jude Medical, Inc.

$500,000,000 2.000 % Senior Notes due 2018

$500,000,000 2.800% Senior Notes due 2020

$500,000,000 3.875% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as counsel to St. Jude Medical, Inc., a Minnesota corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the prospectus supplement, dated September 14, 2015 (the “Prospectus Supplement”), filed with the Commission on September 16, 2015 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company pursuant thereto of $500,000,000 principal amount of the Company’s 2.000% Senior Notes due 2018 (the “2018 Notes”), $500,000,000 principal amount of the Company’s 2.800% Senior Notes due 2020 (the “2020 Notes”) and $500,000,000 principal amount of the Company’s 3.875% Senior Notes due 2025 (the “2025 Notes” and, together with the 2018 Notes and the 2020 Notes, the “Notes”).

The Notes have been issued pursuant to the Indenture, dated as of July 28, 2009 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as modified in respect of the Notes by the Fifth Supplemental Indenture dated as of September 23, 2015 (the “Fifth Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Fifth Supplemental Indenture, the Notes, the automatically effective registration statement on Form S-3 (Registration No. 333-187405) filed by the Company with the Commission under the Securities Act on March 21, 2013 (such registration statement, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, being hereinafter collectively referred to as the “Registration Statement”), the prospectus included in the Registration Statement, the Prospectus Supplement, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.  In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as

St. Jude Medical, Inc.

September 23, 2015

originals and the conformity to original documents of all documents submitted to us as copies.  To the extent that our opinions may be dependent upon such matters, we have assumed, without independent investigation, that each of the parties thereto has all requisite corporate power to execute, deliver and perform its obligations under the Indenture to which it is a party; that the execution and delivery of such documents by each such party and the performance of its obligations thereunder have been duly authorized by all necessary corporate action; and that such documents have been duly executed and delivered by each such party.  As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.            The Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.        We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.         The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.         We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any waiver of the right to jury trial; or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

St. Jude Medical, Inc.

September 23, 2015

We consent to the filing of this opinion in connection with the Prospectus Supplement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP